Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Darling Ingredients Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-170668 and 333-192004), Form S-4 (No. 333-131494) and Form S-8 (Nos. 333-125875, 333-181786, 33-99868 and 33-99866) of Darling Ingredients Inc. (Company) of our reports dated March 4, 2015, with respect to the consolidated balance sheets of Darling Ingredients Inc. as of January 3, 2015 and December 28, 2013, and the related consolidated statements of operations, comprehensive income / (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended January 3, 2015, and the effectiveness of internal control over financial reporting as of January 3, 2015, which reports appear in the January 3, 2015 annual report on Form 10-K of Darling Ingredients Inc.
Our report on the consolidated financial statements refers to a change in the date of the Company’s annual assessment of goodwill and indefinite lived intangible assets impairment in 2014.
Our report on the effectiveness of internal control over financial reporting contains an explanatory paragraph stating that during 2014 the Company acquired VION Ingredients and management excluded from its assessment of the effectiveness of Company’s internal control over financial reporting as of January 3, 2015, VION Ingredients’ internal control over financial reporting associated with total assets of $2,849 million and total revenues of $2,065 million included in the consolidated financial statements of Darling Ingredients Inc. and subsidiaries as of and for the year ended January 3, 2015. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of VION Ingredients.

/s/ KPMG LLP

Dallas, Texas
March 4, 2015